                                                                     Exhibit 5.1


                                 June 22, 2000



EpicEdge, Inc.
3200 Wilcrest, Suite 370
Houston, Texas 77042


     Re:  EpicEdge, Inc.
          Registration Statement on Form S-8

Gentlemen:

     We have represented EpicEdge, Inc., a Texas corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 7,500,000 shares ("Shares") of the Company's common stock, par value $.01 per share ("Common Stock") upon the exercise of options issued pursuant to the terms of the 1999 Employee Stock Option Plan, as amended ("Plan") incorporated by reference as an exhibit to the Registration Statement. In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Articles of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

     We are of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.


                            Very truly yours,

                            BREWER & PRITCHARD, P.C.

                            [SIGNATURE OF BREWER & PRITCHARD, P.C. APPEARS HERE]